FondElec Group, Inc.



July 8, 2002

Members of the Board of Directors
Convergence Communications, Inc.
Attention:  Mr. Lance D'Ambrosio, Chairman
By Internet and U.S. Mail

Gentlemen:

This constitutes my resignation as a director of Convergence Communications, Inc., effective today.

The immediate reason for my resignation is the manner in which the board and its chairman have responded to the grave charges of falsification of information and of improper enrichment made in the "Balloon Report" of July 1 addressed to the boards of International Van S.A. de C.V. and of the Company. Upon receiving the report, I called on the Chairman, Lance D'Ambrosio, asking that he convene an immediate meeting of the Company's board to determine how to proceed to investigate the allegations made. I received no reply to my demand for a meeting. Instead, what has happened is (i) that Doug Jacobs, whose conduct in this matter may well be at issue, and Amaury Rivera, whose conduct is certainly at issue, have been permitted to investigate the matter themselves; (ii) we have been informed that the board's audit committee is looking into the situation; and (iii) Mr. D'Ambrosio left on a holiday and cannot be reached. As the board has abdicated its responsibility of oversight and direction, and as I am clearly unable to cause it to do what should be done, the only avenue left to me is to resign, and to make a record of my reasons for doing so.

These actions come at the end of a long history of similar conduct at the board. I have endeavored repeatedly to obtain information regarding the Company's business and its finances, but have been able to obtain little. I have made every effort possible to a director to bring about changes in the Company's spending, and to obtain accountability from the Company's management. My efforts have been stymied by management and by other directors who permit the management to act ungoverned. Management has used allegations of conflict of interest to fend-off FondElec's legitimate questions and concerns about the way in which the Company is operated and about the insufficient and unsupported information that is provided to the board. The trick has worked for management, who has effectively silenced its most skeptical director.

We have appreciated the support of the AES directors of some of our initiatives to control costs and to obtain information. We have regretted that the Priu directors have invariably taken management's part in continuing unbridled spending and unaccountability. The position of the Priu directors, which might earlier have been due to ignorance or to the enthusiasm of partisanship, has become indefensible since the Priu family became a lender to the Company, with its loans secured by the other shareholders' stock: the Priu actions have made it impossible for the Company to find a buyer for itself or to become cash-flow break even so as to be able to repay its loans. We have regretted that the TCW directors have for the most part also declined to control spending or to demand accounts, because of the typical unavailability of Mr. Baeza to take part in the substantive work of the board, and the disinclination of his TCW colleagues to act without Mr. Baeza's guidance.

We have regretted most that the D'Ambrosio directors have placed their interests as employees of the Company ahead of their duties as directors, using Company assets, particularly the Company's counsel, to thwart the rightful questioning that we have repeatedly sought to make of the Company. This is a board that does not function as a board should. I had stayed a member so as to attempt to influence change, but as it is clear, in the face of the very serious allegations that were just made regarding Intervan and the way in which the board has chosen to react, that no change will occur, you have my resignation.

FondElec does, notwithstanding this resignation, continue to demand that the Company provide correct and complete information as to the Company's finances and prospects in accordance with applicable law and that the Company's management and board act in the same manner. In addition, FondElec's rights under the terms of the Shareholder's Agreement will continue in full force and effect and this letter does not constitute a waiver of any such rights.

Truly yours,



Gaston Acosta-Rua